Exhibit 4.1
AMENDMENT NO. 2 TO WARRANT AGREEMENT

This Amendment No. 2 to the Warrant Agreement (this “Amendment”) is made as of December 31, 2023 by and among FREYR Battery, Inc., a Delaware corporation (the “Company”), Alussa Energy Acquisition Corp., a Cayman Islands exempted company (“Alussa”), FREYR Battery, a public limited liability company (société anonyme) incorporated under the laws of Luxembourg (“FREYR”) and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of November 25, 2019, by and between Alussa and the Warrant Agent, as amended by Amendment No. 1 to the Warrant Agreement, dated as of July 7, 2021, by and among FREYR, Alussa and the Warrant Agent (the “Existing Warrant Agreement” and, together with the Amendment, the “Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, on October 13, 2023, FREYR and the Company executed a merger agreement pursuant to which FREYR will merge with and into the Company, and the Company will be the surviving corporation (the “Merger”);

WHEREAS, at the effective time of the Merger (the “Effective Time”) (i) each Private Warrant issued and outstanding immediately prior to the Effective Time shall be exercisable (on the same terms as set forth in the Existing Warrant Agreement) for one Common Stock of the Company, with par value $0.01 (the “Common Stock”), (the “FREYR Delaware Private Warrants”) and (ii) each Public Warrant issued and outstanding immediately prior to the Effective Time shall be exercisable (on the same terms as set forth in the Existing Warrant Agreement) for one Common Stock (the “FREYR Delaware Public Warrants” and, together with the FREYR Delaware Private Warrants, the “FREYR Delaware Warrants”);

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.Addition of the Company to the Existing Warrant Agreement.

1.1. The parties hereto agree that, by and upon execution of this Amendment, the Company shall be a party to the Existing Warrant Agreement (including any exhibits thereto, as applicable) as fully as if the Company were an original signatory thereto.

2.Amendment of Existing Warrant Agreement.

2.1.Defined Terms in the Existing Warrant Agreement. References to the below defined terms as set forth in the Existing Warrant Agreement are hereby amended to refer to the following:

2.1.1.“Private Warrants” shall refer to the FREYR Delaware Private Warrants;

2.1.2.“Pubco” shall refer to FREYR Battery, Inc.;

2.1.3.“Pubco Ordinary Shares” shall refer to the Common Stock;

2.1.4.“Public Warrants” shall refer to the FREYR Delaware Public Warrants; and

2.1.5.“Warrants” shall refer to the FREYR Delaware Warrants.

2.2.Notices. Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change:

2.2.1. References of delivery of a copy of notices to “Pubco” to the following:

“FREYR Battery, Inc.
c/o The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
Attention: Corporate Secretary”

2.2.2.References of the delivery of a copy of notices to “Skadden, Arps, Slate, Meagher & Flom (UK) LLP” to the following:

“Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London, United Kingdom EC2N 4BQ
Attention: Danny Tricot, Esq., Denis Klimentchenko, Esq.”

2.2.3.References to the delivery of a copy of notices to “Wilson Sonsini Goodrich & Rosati P.C.” shall be deleted.

3.Miscellaneous Provisions.

3.1.Effect of this Amendment. It is the intent of the parties hereto that this Amendment constitutes an amendment of the Existing Warrant Agreement. Except as otherwise expressly provided in this Amendment, this Amendment shall be deemed effective as of the Effective Time as if executed by all parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Existing Warrant Agreement shall remain in full force and effect.

3.2.Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.3.Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.4.Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format and other electronic signatures. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

3.5.Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

FREYR BATTERY, INC.
By: /s/ Are Brautaset
Name: Are Brautaset
Title: Authorized Signatory
ALUSSA ENERGY ACQUISITION CORP.
By: /s/ Daniel Barcelo
Name: Daniel Barcelo
Title: Director
FREYR BATTERY
By: /s/ Are Brautaset
Name: Are Brautaset
Title: Chief Legal Officer and Authorized
Signatory
CONTINENTAL STOCK TRANSFER &
TRUST COMPANY
By: /s/ Leicia Savinetti
Name: Leicia Savinetti
Title: Vice President and Account
Manager

[Signature page to Amendment No. 2 of FREYR Warrant Agreement]